                                                                  EXHIBIT 10.63


October 31, 2002


Mr. Howard Schultz


Dear Howard:

The following confirms the terms of our agreement regarding your resignation as an executive officer of and termination of your employment with PRG-Schultz International, Inc. ("PRG-Schultz"), effective as of the close of business on November 1, 2002. In exchange for cancellation of the agreement regarding employment between you and PRG-Schultz dated December 20, 2001, termination of the Commercial Lease Agreement between Howard Schultz & Associates International, Inc. and PRG-Schultz USA, Inc., dated January 24, 2002, for the premises located at 9241 LBJ Freeway, Dallas, TX, the release provided hereunder, and other good and valuable consideration, the receipt, adequacy and sufficiency of which you acknowledge, PRG-Schultz shall pay you an aggregate of $865,826, payable in equal monthly payments of $57,721.79 beginning November 30, 2002 through January 30, 2004, unless you die prior to such date, in which event all payments shall cease. The termination payments set forth above shall constitute the total payment and obligations under this Agreement, which represent payments and obligations that you would not otherwise be entitled to receive from PRG-Schultz. As of November 1, 2002, all health and welfare benefits provided by PRG-Schultz to you shall cease, other than those required by COBRA and similar applicable state laws, if any. PRG-Schultz will not withhold any amount for taxes on such payments and you shall be solely responsible for payment of all applicable federal, state, local and other taxes on such payments. You hereby agree to indemnify and hold PRG-Schultz harmless against any and all claims and causes of action (including, but not limited to, costs and attorneys' fees), (a) arising out of any failure to withhold amounts from such payments for any such taxes or other taxes of any nature whatsoever and (b) by any person or entity claiming a right to any portion of the termination payments. Through January 2004, you will not be eligible to receive any options to purchase PRG-Schultz common stock granted to non-management directors of PRG-Schultz.

Concurrently with the execution of this Agreement and as additional consideration, (a) you will cause HSAT, Inc. to enter into a Lease Termination Agreement with PRG-Schultz for no consideration, terminating the lease for the approximately 5,500 square feet of space that PRG-Schultz leases from HSAT, Inc. for executive offices at 9241 LBJ Parkway, Dallas, Texas and (b) you will obtain from Sherry Ricamore an acknowledgement of her resignation of employment with PRG-Schultz and a general release of PRG-Schultz, its subsidiaries, successors and assigns, in the form provided by PRG-Schultz, from any and all claims relating to her employment by PRG-Schultz or any of its subsidiaries.

In consideration of the payment provided for above and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, you hereby, for yourself, your heirs, assigns, legal representatives, predecessors and successors in interest, and any other representative or entity acting on your behalf, pursuant to, or by virtue of the rights of any of them, now and forever unconditionally release, discharge, acquit and hold harmless PRG-Schultz and any subsidiary and related companies, and any and all of their employees, agents, representatives, affiliates, insurers, assigns, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, insurance benefit plans, and any other representative or entity acting on its or their behalf (collectively, "Released Parties"), from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by you to date, but limited to claims arising from or relating to your employment with PRG-Schultz or any other Released Party, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. ss. 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, any employment-related contract or agreement (whether written or oral) or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity.

You understand and acknowledge that this Agreement shall operate as a fully binding and complete resolution of all claims relating to your employment relationship with any of the Released Parties and that you shall not be able to seek any monies for any claim that relates to your employment relationship with any of the Released Parties, whether known or unknown, against any of the persons or entities released hereunder other than as provided above.

OWBPA Rights.

         (a) You are advised to seek legal counsel regarding the terms of this Agreement. You acknowledge that you have either sought legal counsel or have consciously decided not to seek legal counsel, contrary to PRG-Schultz's advice, regarding the terms and effect of this Agreement.

         (b) You acknowledge that this Agreement releases only those claims which exist as of the date of your execution of this Agreement.

         (c) You acknowledge that you may take a period of 21 (twenty-one) days from the date of receipt of this Agreement within which to consider and sign this Agreement.

         (d) You acknowledge that you will have seven (7) days from the date of signing this Agreement to revoke the Agreement in writing in its entirety ("Revocation Period"). You acknowledge that the Agreement will not become effective or enforceable until the Revocation Period has expired. In the event you choose to revoke this Agreement, within the Revocation Period, you will:

         1. Revoke the entire Agreement in a signed writing, delivered to Maria A. Neff, Senior Vice President, Human Resources, on or before the seventh
(7th) day after you executed the Agreement:

         2. Forfeit all termination payments and payment rights of PRG-Schultz that are contemplated by this Agreement; and

         3. Return the full amount of consideration received, if any, to PRG-Schultz along with the signed writing.

         (e)      The effective date of this Agreement shall be the eighth
(8th) day after the date you sign the Agreement, assuming you have not revoked the Agreement in writing within the Revocation Period.

         (f) You expressly acknowledge that the payments and the other consideration that you are receiving under this Agreement constitute material consideration for your execution of this Agreement, and represent valuable consideration to which you would not otherwise be entitled.

Other than as expressly provided herein, the parties hereto acknowledge and agree that this Agreement contains the entire agreement of the parties and supersedes all prior agreements or other arrangements by and between PRG-Schultz and you with respect to compensation and benefits payable by PRG-Schultz to you, including all of PRG-Schultz's payment obligations for compensation set forth in any employment agreement between you and PRG-Schultz, including that certain agreement dated December 20, 2001, and that such prior agreements or arrangements with respect to compensation and benefits payable by PRG-Schultz to you shall, upon the execution and delivery hereof by the parties hereto, be null and void and of no force and effect whatsoever. No understanding, agreement, representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and each party enters into this Agreement without any reliance whatsoever upon any understanding, agreement, representation, warranty or promise not set forth herein.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the past, present and future heirs, executors, administrators, agents, employees, attorneys, affiliated persons and entities, predecessors and successors in interest and assigns, regardless of form, trustees in bankruptcy or otherwise, and any other representative or entity acting on behalf of, pursuant to, or by virtue of the rights of each.

The parties to this Agreement, individually and collectively, shall be responsible for their own attorneys' fees and costs, and for extinguishing any attorneys' liens filed by their counsel of record.

The laws of the State of Georgia shall govern this Agreement, unless pre-empted by any applicable federal law controlling the review of this Agreement. This Agreement may be signed in counterpart originals with the same force and effect as if signed in a single original document. Neither this Agreement nor any provision of this Agreement may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

Please execute this letter agreement and have it notarized, and return the original signed copy to me in the Atlanta office.


Sincerely,


/s/ Maria A. Neff
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Maria A. Neff
Senior Vice President, Human Resources

Executed this 15 day of November 2002


/s/ Howard Schultz
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Howard Schultz


Executed this 15 day of November 2002


/s/ Sherry Ricamore
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Notary Public

My commission expires: May 26, 2004